UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2018

K12 Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 483-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2018 (the “Effective Date”), the Board of Directors (the “Board”) of K12 Inc. (the “Company”) increased the size of the Board to nine members and elected Robert E. Knowling, Jr. as a director to fill the newly created vacancy, effective immediately. Mr. Knowling was also appointed to serve as a member of the Compensation Committee of the Board. There are no arrangements or understandings between Mr. Knowling and any other person pursuant to which Mr. Knowling was selected as a director of the Company. Mr. Knowling will serve as a director of the Company until the next annual meeting of stockholders of the Company and until his successor is elected and qualified or until his earlier death, retirement, resignation or removal.

Mr. Knowling will be compensated in accordance with the Company’s Non-Employee Directors Compensation Plan in effect from time to time.  Based on the Company’s current Non-Employee Directors Compensation Plan, Mr. Knowling will receive an annual award of restricted stock equivalent to $100,000, an annual cash retainer of $60,000 for his service as a member of the Board and an annual cash retainer of $5,000 for his service as a member of the Compensation Committee of the Board (each prorated for the period between the Effective Date and December 31, 2018).

Item 7.01.  Regulation FD Disclosure.

On January 11, 2018, the Company issued a press release announcing the appointment of Mr. Knowling to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of K12 Inc. dated January 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

Date: January 11, 2018	By:	/s/ Howard D. Polsky
	Name:	Howard D. Polsky
	Title:	General Counsel and Secretary